UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2017

Cool Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53443	75-3076597
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8875 Hidden River Parkway Tampa, Florida	33637
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 975-7467

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance of Previously Issued Financial Statements or Related Audit Report or Completed Interim Review

On April 5, 2017, the Company was advised by its independent registered public accounting firm, Anton & Chia, LLP (“Anton”), that due to errors described in this Item 4.02, disclosure should be made and action taken to prevent future reliance on its previously filed 10-Q for the quarter ended September 30, 2016. On April 12, 2017, management concluded, following discussion with Anton , that the Company’s Form 10-Q for fiscal quarter ending September 30, 2016 did not properly represent a reclassification of common share equivalents to derivative liabilities as a result of insufficient authorized but unissued shares. The estimated financial impact of this adjustment is an $8,285,484 increase to derivative liability and corresponding reduction to additional paid-in capital. Despite being a non-cash, balance sheet adjustment, an amended filing is necessary because the reclassification is material.

In light of the error identified above, the Company’s previously filed financial statements and other financial information for the quarter ending September 30, 2016 should no longer be relied upon.

The Company is completing its review of these matters described in Item 4.02 and intends to file an amended Form 10-Q for the fiscal quarter ended September 30, 2016 with restated consolidated financial statements as soon as practicable. In the amended Form 10-Q, Item 1 of Part 1 “Financial Information” (specifically, the condensed consolidated balance sheets and statement of cash flows) and Item 2 of Part 1 “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” will reflect the appropriate classification of common share equivalents as derivative liabilities rather than additional paid-in capital. The Company has provided its independent registered accounting firm with a copy of the disclosures it is making in this Item 4.02 and has requested such accounting firm furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with disclosure. A copy of such letter is filed as Exhibit 7.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) exhibits

Exhibit	Description

7.1	Independent Accountant’s Letter for Item 4.02(b)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cool Technologies, Inc.

Date: April 24, 2017	By:	/s/ Timothy Hassett
Timothy Hassett
Chairman and CEO (Principal Executive Officer)

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